Exhibit 107
Calculation of Filing Fee Tables
Form
S-3ASR
(Form Type)
Zai Lab Limited
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Ordinary Shares, par value $0.000006 per share(1)	Rule 457(r)(2)	9,019,607(3)	$25.50	$229,999,978.00	$0.0001531	$35,212.00

Fees Previously Paid	—	—	—	—	—		—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—		—		—	—	—	—

	Total Offering Amounts					$229,999,978.00		$35,212.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$35,212.00

(1)
The Ordinary Shares may be represented by American depositary shares, or ADSs, each of which represents one Ordinary Share. ADSs issuable upon deposit of Ordinary Shares registered hereby, have been registered under a separate registration statement on Form
F-6
(Registration
No. 333-273257).

(2)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933 and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form
S-3ASR
filed with the Securities and Exchange Commission on April 19, 2024 (File
No. 333-278843)
paid with the filing of this prospectus supplement.

(3)	Includes up to 1,176,470 ADSs that the underwriters may purchase pursuant to their option to purchase additional ADSs.